Exhibit 11.1


                               POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE


                                                   Three months ended                Nine months ended
                                                      September 30,                    September 30,
                                               ---------------------------     ---------------------------
                                                      1999            1998            1999            1998
                                               -----------     -----------     -----------     -----------
Weighted average number of common
   shares outstanding                           13,481,441      13,481,441      13,481,441      13,481,441

Application of the "treasury stock"
   method to the stock option plan                  76,794               -          38,988               -
                                               -----------     -----------     -----------     -----------

Total common and common equivalent
   shares, assuming dilution                    13,558,235      13,481,441      13,520,429      13,481,441
                                               ===========     ===========     ===========     ===========

Net income (loss)                              $ 7,160,000     $(6,753,000)    $ 7,805,000     $ 6,602,000
                                               ===========     ===========     ===========     ===========

Diluted net income (loss) per common share     $       .53     $      (.50)    $       .58     $       .49
                                               ===========     ===========     ===========     ===========


The computation of basic net income per common share is not included because the computation can be clearly determined from the material contained in this report.
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